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                                                                    EXHIBIT 21



                                MEGALITH CORPORATION

             EXHIBIT NO. 21 AS REQUIRED BY ITEM 601 OF REGULATION S-B

                            SUBSIDIARIES OF THE REGISTRANT

                                 AS OF APRIL 5, 1996


1.   Esco Elevator Corporation, incorporated in the State of Colorado.

2.   Dalcom Elevator Corporation, incorporated in the State of Texas.